Exhibit 10.14
Qlik
150 Radnor Chester Road, Suite E220
Radnor, Pennsylvania 19087
(888) 828-9768
June 1, 2010
Anthony Deighton
275 Groves St., Suite 2-400
Auburndale, Massachusetts 02466-2273
     Re: Offer of Employment
Dear Anthony:
     You and QlikTech Inc. (the “Company”) previously entered into an Offer Letter dated January 6, 2005 (the “Original Offer Letter”). The Company is pleased to offer you the following terms in this amended and restated offer letter This Offer Letter will supersede and replace in its entirety the Original Offer Letter. You will continue to serve as the Senior Vice President, Products, reporting directly to the Company’s CEO.
     The following is a summary of the compensation package that we are pleased to offer:

Base Salary:	$220,000 per year (your “Base Salary”), payable in bi monthly installments, less applicable deductions as required by law for the payment of wages and such other deductions as may be authorized by you.

Bonus:	Eligible to receive, at the discretion of the Company’s Board of Directors, certain bonus considerations in an amount equal to up to $135,000, subject to the achievement of specified goals and targets to be mutually agreed upon by you and the Company’s CEO.

Stock Options:	In connection with your commencement of services with the Company, pursuant to the provisions of the Company’s 2004 Omnibus Stock Option and Award Plan (the “Plan”) and your Non-Qualified Stock Option Award Agreement, copies of which are enclosed, you received an option to purchase up to 722,400 shares of the Company’s common stock. In addition, the Company previously granted you other options to purchase shares of the Company’s common stock on the terms set forth in the applicable Option Award Agreements.

Qlik

Severance Benefits	If, and only if, Qlik Technologies Inc. completes an initial public offering of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, on or before January 1, 2011 (a “Qualifying IPO”) and a Separation occurs following such Qualifying IPO (a “Post-IPO Separation”), then you shall be entitled to the following benefits:

If the Company terminates your employment hereunder without Cause (as defined in the Company’s 2010 Omnibus Equity Incentive Plan) and a Separation (as defined below) occurs, you will be entitled to the benefits in this Section contingent upon your execution of an agreement releasing any and all claims you may have against the Company, and their affiliates arising out of: (a) your employment or termination from employment, for whatever reason, (b) this Offer Letter, or (c) any other agreement between the Company and its affiliates and you, in a form satisfactory to the Company in its sole discretion. You must execute and return the release on or before the 45th day after your Separation (the “Release Deadline”). If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the conditions of this Section are met, you will be entitled to the following:

(a) The Company will continue to pay you your then current Base Salary for six (6) months following the date of such Separation (the “Severance Period”) in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the 10th business day following the Release Deadline and, once they commence, will be retroactive to the date of the Separation. If your breach any obligations under your Proprietary Information, Assignment of Inventions and Non-competition, the Company may immediately cease all severance payments under this Section. For purposes of Section 409A of the Code, each salary continuation payment under this

Qlik

Section is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under this Section (a), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after the your Separation, and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

(b) The Company will pay you any pro rated bonus amount based on the number of days you were employed during the year in which the Separation occurs. Notwithstanding the foregoing, the bonus payment, if any, will only be paid to the extent that applicable individual and Company performance goals are deemed to have been met for the applicable bonus period. The bonus payment will be paid, if at all, on the date when Company bonuses are paid to other employees of the Company, but in no event later than March 15th following the year of the Separation.

(c) If you elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six (6)-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) In addition, in the event you are terminated by the Company without Cause (as defined in the Company’s 2010 Omnibus Equity Incentive Plan) and a Separation occurs within 12 months following a Change in Control (as defined in the Company’s 2010 Omnibus Equity Incentive Plan), and you comply with the release requirements set forth above, then all of your outstanding equity awards (whether granted

Qlik

under the Company’s 2010 Omnibus Equity Incentive Plan or otherwise) will immediately vest and become exercisable in full on the date of Separation, provided that any awards subject to performance-based vesting will remain subject to the agreement evidencing such performance-based awards.

For the avoidance of doubt, if a Qualifying IPO does not occur, you shall not be entitled to the payments and benefits in this Section.

Internal Revenue Code Section 409A:	To the fullest extent applicable, amounts and other benefits payable under this Offer Letter are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A of the Code and, to the extent that any such amount or benefit is, or becomes subject to, Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with Section 409A of the Code, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. To the extent possible, this Agreement shall be interpreted and administered in a manner consistent with the foregoing statement of intent. In no event whatsoever shall the Company be liable for any taxes, penalties or interest that may be imposed on you under Section 409A of the Code or under any other similar provision of state tax law (including without limitation in connection with any payment or benefits described in the Severance Benefits section above, or any damages for failing to comply with Section 409A of the Code, any other similar provision of state tax law, or the provisions of this Section.

401(k) Plan:	Eligible to participate in the Company’s 401(k) plan, subject to the terms of the plan documents.

Qlik

Other Benefits:	Eligible to participate in employee benefit plans made available to all Company employees, including medical, dental and disability insurance plans, subject to the terms of the applicable plan documents.
     The above outline of general employment terms are applicable only during your employment with the Company and may be modified at any time by mutual agreement of the Company and you or by the Company upon advance notice. Your ability to qualify for and participate in the Company’s benefit programs is also subject to the applicable terms of those plans as they may be established, modified, replaced or amended from time to time.
     In addition, you acknowledge and agree that before coming to work for the Company you terminated your employment with all prior employers and that you are not in breach of any confidentiality agreement, covenant not to compete or any other contract with any former employer by joining or working for the Company. You further agree that you will not bring with you or use in the performance of your responsibilities for the Company any materials or documents containing confidential, proprietary, trade secret or similar information of a former employer, unless such material or information is generally available to the public or you have obtained written authorization from the former employer or other owner of the material or information. Furthermore, we understand that you will be accessible to QlikTech offices worldwide on an as needed basis.
     Like all Company employees, you were required, as a condition to and in consideration of your employment with the Company, to sign the Company’s standard Proprietary Information, Inventions and Non-Compete Agreement, a copy of which is enclosed.
     Lastly, nothing in this offer letter shall In any way create an express or implied employment contract with you for a specific term. Rather, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason, without further obligation or liability.
This Offer Letter represents the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, except that the Option Agreements continue to control the previously granted stock options except to the extent this Offer Letter expressly amends the terms thereof.
     If this offer is agreeable to you, please: (1) sign and date below and (2) forward all signed and completed documents to Bill Sorenson at the corporate office in Radnor, PA within five (5) days of the receipt of this letter.

Qlik
     Failure to timely complete and return all of these documents could result in the potential withdrawal of this conditional offer of continued employment to you. A copy of this offer letter is included for your files.
     If you have any questions concerning this offer letter, please let me know. We look forward to working with you in your new position.

Sincerely,
/s/ Lars H. Björk
Lars H. Björk, CEO

ACCEPTED AS OF THE DATE SET FORTH BELOW:
/s/ Anthony Deighton

Date: June 1, 2010

Anthony Deighton